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                                                                    EXHIBIT 99.1


               PICTURETEL CORPORATION TO PURCHASE MULTILINK, INC.

   GLOBAL VIDEOCONFERENCING LEADER WILL ACQUIRE LEADING MULTIMEDIA TECHNOLOGY
              INNOVATOR IN DEAL VALUED AT APPROXIMATELY $40 MILLION


ANDOVER, Mass. -- APRIL 15, 1997 -- PictureTel Corporation (NASDAQ: PCTL), the global videoconferencing company, today announced that it has signed a definitive agreement to acquire MultiLink, Inc., in a move that will expand PictureTel's multimedia conferencing capabilities.

      MultiLink, Inc., which is based in Andover, Mass., near PictureTel's world headquarters, enjoys a leading market share for the supply of multipoint audioconferencing systems.

      The major reasons that PictureTel gave for making the acquisition are to obtain technology that will enable it to accelerate its entry into the intranet/Internet/LAN network space and to create the next generation multimedia bridging products that mix audio, data and video with new levels of reliability, ease-of-use and low cost. PictureTel expects to merge its IP technology with MultiLink's technology to produce the next generation of client/server products. In addition, PictureTel cited the importance of acquiring and expanding the highly profitable audio bridging business in which MultiLink now enjoys the leading market share. Because MultiLink's audio market is mainly U.S.-based, PictureTel expects to increase this business by aggressively marketing products through its industry-leading global distribution channels.

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PICTURETEL TO ACQUIRE MULTILINK, P. 2

            "MultiLink has a strong record of delivering reliable products to the market and they fit in well with PictureTel's strategy to be a leading supplier of high-quality, integrated global videoconferencing systems targeted for both the business-to-business and business- to-consumer markets," said Bill Avery, vice president of PictureTel's Network Systems Division. The acquisition of MultiLink provides us with access to an extremely affordable next-generation multimedia architecture that will fill out our product line and enable new market development. This acquisition enhances PictureTel's position as the leader in multimedia collaboration. We believe this move will enable us to meet customers ever-expanding demands for the most reliable, easy to use conferencing systems and solutions.

            "In addition, the expected proliferation of clients in the H.323 conferencing space will create significantly increased demand for the networking capabilities that PictureTel will be able to provide," said Avery.

            Under the terms of the agreement each share of MultiLink common stock will be exchanged for 0.56 of a share of PictureTel common stock. Outstanding options to purchase MultiLink stock will be converted at the exchange ratio into PictureTel options. Based on the closing price of PictureTel stock on April 15, 1997 the deal is valued at approximately $40 million. MultiLink shareholders will own approximately 10 percent and PictureTel shareholders will own approximately 90 percent of the combined company's shares.

            The transaction is expected to be a tax free exchange and accounted for as a pooling of interest. PictureTel believes the transaction will be dilutive to its earnings in 1997 as a result of one-time expenses incurred related to the transaction but expects that the transaction will enhance PictureTel's profit and loss statement beginning in 1998. Completion of the transaction is conditional upon approval

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PICTURETEL TO ACQUIRE MULTILINK, P. 3

by the shareholders of MultiLink and certain other conditions as set forth in the definitive merger agreement. The transaction is expected to close in PictureTel's second quarter ending June 28, 1997.

ABOUT MULTILINK

            MultiLink delivers its innovative mixed-media solutions to the commercial, education, government and service provider markets. Applications include business meetings, shareholder services, public relations, project management, focus groups, teletraining, distance learning and crisis management. MultiLink is an ISO-9001-compliant corporation.

ABOUT PICTURETEL

            PictureTel Corporation is the world leader in developing, manufacturing and marketing a full range of videoconferencing technologies. The company's products serve videoconferencing needs from the desktop to the boardroom. PictureTel also delivers network conferencing products and a comprehensive portfolio of enterprise-wide services. Additional PictureTel information is available on the Internet at www.picturetel.com. PictureTel videoconferencing eliminates the barrier of distance, enabling people to be Anywhere Now(TM).
                                     - End -

This release includes projections and other forward-looking statements about the company's 1997 revenues, earnings, and other measures of economic performance. Actual results could differ materially from forecasts due to factors such as, for example, competitive pressures, changes in technology and the difficulty of forecasting in overseas markets and indirect channels. Additional information concerning risks that could cause actual results to differ are contained in the company's annual report on Form 10K filed with the SEC.

PictureTel is a registered trademark and Anywhere Now is a trademark of PictureTel Corporation.
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Recent PictureTel news releases are available on our Web site at
www.picturetel.com or by calling 1-800-716-6000, extension 4 (U.S. and Canada only)

MultiLink is a registered trademark of MultiLink, Inc.